Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
EBIX, INC.
and
A.D.A.M., INC.
and
EDEN ACQUISITION SUB, INC.
dated as of
August 29, 2010

i

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 29, 2010, by and among A.DA.M., INC., a Georgia corporation (the “Company”), EBIX, INC., a Delaware corporation (“Parent”), and EDEN ACQUISITION SUB, INC., a Georgia corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) approved and declared advisable the “plan of merger” (as such term is used in Section 14-2-1104 of the GBCC (as defined below) contained in this Agreement, and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement by the stockholders of the Company;
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the GBCC as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Carlton Fields, P.A., Suite 3000, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.
Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificates of Merger”) attached hereto substantially in the form of Exhibit A to be executed, acknowledged and filed with the Secretary of State of the State of Georgia in accordance with the relevant provisions of the GBCC. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Georgia or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the GBCC (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04 Effects of the Merger. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the amended and restated articles of incorporation of Merger Sub; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
Effect of the Merger on Capital Stock
Section 2.01 Treatment of Company Common Stock. At the Effective Time, the shares of Company Common Stock (each, a “Share” and collectively, the “Shares”) shall be treated as follows:
(a) Cancellation of Certain Company Common Stock. Each Share that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries (collectively, the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.01(a)) will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio, as it may be adjusted pursuant to the terms of this Agreement (the “Per Share Consideration”, and together with cash in lieu of fractional shares pursuant to Section 2.02, the “Merger Consideration”). Upon such conversion at the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each share of Company Common Stock shall thereafter only represent the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.06, in each case without interest, upon the surrender of such share in accordance with the terms hereof.
(c) All Shares outstanding at the Effective Time and converted into Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares (a “Certificate”) and non-certificated Shares represented by a book entry (the “Book-Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, (i) the consideration to which such holder may be entitled pursuant to this Section 2.01, (ii) any dividends and other distributions in accordance with Section 2.03(g) and (iii) any cash to be paid in lieu of any fractional Parent Share in accordance with Section 2.02.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of Parent or the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, or any similar transaction or event, the Merger Consideration, the Exchange Ratio and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
(e) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 2.02 No Fractional Shares.
(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.02, a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.01 representing the Merger Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.01 (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of this cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then prevailing prices on NASDAQ in the manner provided in the following paragraph.
(b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent reasonably practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust (after the sale of all Excess Shares) by a fraction, the numerator of which is the amount of the fractional shares to which such former holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all former holders of Shares would otherwise be entitled.

(c) As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such former holders of Shares without interest, subject to and in accordance with Section 2.03.
Section 2.03 Exchange of Certificates.
(a) Prior to the Mailing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Parent shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent. In connection with the foregoing, Parent and Merger Sub shall enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.03.
(b) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Shares (other than any holder which has previously and properly surrendered all of its Certificate(s) to the Exchange Agent in accordance with this Section 2.03) (each, an “Electing Shareholder”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares in exchange for the Merger Consideration.
(c) Immediately prior to the Effective Time, Parent shall (1) issue and deposit or cause to be deposited with the Exchange Agent to be held in trust for the holders of Company Common Stock, evidence of shares in book-entry form in compliance with the Parent’s certificate of incorporation and all applicable Laws, representing Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Common Stock, and to make any dividends or other distributions pursuant to Section 2.03(g), in each case, to be paid in respect of the Certificates and the Book-Entry Shares by holders thereof who have properly delivered to the Exchange Agent their Company Common Stock. Any cash and Parent Shares deposited with the Exchange

Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Parent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.01 and Section 2.02 out of the Exchange Fund. Until used for that purpose, the cash portion of the Exchange Fund shall be invested by the Exchange Agent in short-term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, short-term certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with commercial banks which have capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon shall affect the Merger Consideration payable to former holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional cash funds to the Exchange Agent for the benefit of the former holders of Company Common Stock in the amount of any such losses. The Exchange Fund shall not be used for any purpose other than the foregoing.
(d) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender of a Certificate or Book-Entry Share to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (A) one or more Parent Shares which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.01 (after taking into account all Shares then held by such holder) and (B) a check in the amount equal to any cash that such holder has the right to receive in lieu of any fractional Shares pursuant to Section 2.02 and any dividends and other distributions pursuant to Section 2.03(g), in each case, less any required withholding taxes. The Merger Consideration shall be paid as promptly as reasonably practicable after receipt by the Exchange Agent of the Certificate or Book-Entry Share and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares in accordance with Section 2.02 hereof or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to Shares converted in the Merger.
(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter. If, after the Effective Time, any Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided for in this Article II in accordance with the terms hereof. In the event of a transfer of ownership of any Share prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such Share shall be paid to the transferee of such share if the Certificate or Book-Entry Share that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.
(g) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.03. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
Section 2.04 Termination of Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation or, if so directed by the Surviving Corporation, to Parent. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each Share formerly held by such shareholder as determined pursuant to this Agreement without any interest thereon, and Parent and the Surviving Corporation shall be responsible with respect to such payment. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.
Section 2.06 Treatment of Stock Options and Other Stock-based Compensation.
(a) The Company shall take all requisite action so that, as of the Effective Time, each option to acquire Shares (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time and vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, shall vest in its entirety and shall be simultaneously cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such Company Stock Option, multiplied by (y) the excess, if any, of $5.95 above the per share exercise price under such Company Stock Option. Promptly following the Closing, Parent shall pay to the Surviving Corporation cash in an amount sufficient to make the payments described in this Section 2.06(a), and the Surviving Corporation shall promptly cause such amounts to be paid to the holders of Company Stock Options, less any applicable withholding Taxes, in accordance with this Section 2.06(a).
(b) At the Effective Time, the CS Warrant shall in accordance with its terms, cease to represent a right to acquire Shares and shall be converted, at the Effective Time, into a right to acquire shares of Parent Common Stock (the “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms thereof; provided, that (i) the number of shares of Parent Common Stock subject to the Converted Warrant shall be equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of Shares subject to the CS Warrant immediately prior to the Effective Time, with any fractional shares of Parent Common Stock rounded down to the next lower whole number, and (ii) the Converted Warrant shall have an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock subject to the CS Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents.

(c) All restricted stock awards (“Restricted Stock Awards”) outstanding under the Company Stock Plans shall vest in their entirety on an accelerated basis contingent upon and immediately prior to the Closing Date.
(d) At or prior to the Effective Time, the Company, its board of directors and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents, if required) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.06.
(e) Nothing set forth herein shall restrict the rights of holders of options or warrants to purchase Company Common Stock upon exercise thereof prior to the Effective Time.
Section 2.07 Dissenters Rights. This Agreement and the transactions contemplated hereby do not provide any holder of Company Common Stock “dissenters rights” as such term is defined under Article 13 of the GBCC.
Section 2.08 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.
ARTICLE III
Representations and Warranties of the Company
Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.01 Organization; Standing and Power; Charter Documents; Minutes
(a) Organization; Standing and Power. The Company is a corporation, duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company. The Company is not in violation of any of the provisions of its Charter Documents.
(c) Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since April 1, 2007.
(d) Subsidiaries. The Company has no Subsidiaries.
Section 3.02 Capital Structure.
(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 20,000,000 Shares and (ii) 10,100,000 shares of preferred stock, par value $.01 per share, of the Company, of which 100,000 shares have been designated as Series B Preferred Stock (the “Company Preferred Stock”). As of August 25, 2010, (v) 9,971,360 Shares were issued and outstanding, (w) 14,284 additional Shares are restricted pursuant to Restricted Stock Awards, (x) 269,759 Shares were issued and held by the Company in its treasury, (y) the CS Warrant to purchase 411,667 Shares and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and through the date hereof, no additional Shares or shares of Company Preferred Stock have been issued other than the issuance of Shares upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. As of the date of this Agreement, 100,000 shares of Series B Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated as of June 29, 2009 (as amended from time to time) (the “Rights Agreement”).

(b) Stock Awards.
(i) As of August 25, 2010, an aggregate of 2,117,202 Shares were subject to issuance pursuant to Company Stock Options or lapse of restrictions of Company Stock Awards granted under 1992 Stock Option Plan and the 2002 Stock Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”). Section 3.02(b)(i) of the Company Disclosure Letter sets forth a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All Shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, other awards issued or granted under any Company Stock Plan, and the Warrants, as of the date hereof, there are no outstanding (x) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (y) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding Shares, all outstanding Company Equity Awards, all other awards outstanding under any Company Stock Plan, all outstanding Warrants, and all outstanding shares of capital stock, and voting securities, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii) Except as set forth in the Warrants, there are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.
(c) Voting Debt. No bonds, debentures, notes or other indebtedness issued by the Company having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right).

Section 3.03 Authority; Non-contravention; Governmental Consents.
(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. Except for the as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (vi) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval, conflict with or violate any Law applicable to the Company, or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Company Material Contract or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia; (ii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 14-2-1104 of the GBCC) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the GBCC, (iii) directed that the “plan of merger” contained in this Agreement be submitted to Company’s stockholders for approval, and (iv) resolved to recommend that Company stockholders adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.
(e) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 14-2-1132 of the GBCC) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained Section 14-2-1132 of the GBCC applicable to a “business combination” (as defined in such Section 14-2-1131 of the GBCC) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2007 (the “Company SEC Documents”). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2009 contained in the Company SEC Documents filed prior to the date hereof and the unaudited balance sheet of the Company dated as of June 30, 2010 contained in the Company SEC Documents filed prior to the date hereof are hereinafter referred to collectively as the “Company Balance Sheets”. The Company does not have any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP other than Liabilities that (i) are reflected or recorded on the Company Balance Sheets (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheets in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) Off-balance Sheet Arrangements. The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance; NASDAQ Standards. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheets, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01; or
(c) since June 30, 2010, incurred any material liabilities or any material payments except in the ordinary course of business, consistent with past practice.
Section 3.06 Taxes.
(a) Tax Returns and Payment of Taxes. The Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such financial statements. The Company has not incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company for any Tax period ending after April 1, 2007.
(c) Withholding. The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d) Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.
(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any taxing authority against the Company and remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company.
(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
(g) Tax Rulings. The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
(i) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(j) Ownership Changes. As of the date hereof, without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(k) US Real Property Holding Corporation. The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(l) Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(m) Reportable Transactions. The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 3.07 Intellectual Property.
(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all material invention disclosures within the last two years; (iv) all material registered Copyrights; (v) all material Internet domain names; and (vi) all material Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software).
(b) Good Standing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company has made all prosecution and maintenance payments and all filings currently due or required to be filed (extensions or grace periods not being available), to prosecute and maintain each item of registered, issued and applied for material Owned Company IP; (ii) the Company has taken appropriate steps to ensure compliance with all applicable Laws and regulations relating to patent marking requirements with respect to all such Company Owned IP, and all such Company Owned IP is duly registered, issued and/or filed in the name of the Company, as applicable; and (iii) all registrations of Owned Company IP are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office and the U.S. Copyright Office, against each item of registered, issued or applied for, Owned Company IP.
(c) Enforceability. The Company’s title in all Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any material Trademarks included in the Owned Company IP and, to the Knowledge of the Company, no false statements have been made in connection with the filing, prosecution or maintenance of any Patents included in the Owned Company IP, except where such allegations or statements would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Contracts (i) granting to the Company a license, covenant not to sue or any other interest in, or any right to use or exploit any Licensed Company IP that is material to the Company taken as a whole, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software, or (ii) under which the Company has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Owned Company IP that is material to the Company and its Subsidiaries taken as a whole (such agreements, the “Company IP Agreements”). The Company has not granted any rights exclusively under any Owned Company IP, other than under Owned Company IP that is not necessary for the conduct of the business of the Company as currently conducted. No Company IP Agreement may be unilaterally terminated by any third party which is a party to such Agreement as a result of the consummation of the transactions provided for herein, or such third party has granted the Company, as applicable, a written waiver of any such right of termination, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Sufficiency of Company IP. The Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) No Liens. The Company owns all right, title and interest in the Owned Company IP free and clear of all Liens other than Permitted Liens. No material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company will be payable by Parent following the Closing to any such Person for the use or exploitation of such Owned Company IP.
(g) Protection of Trade Secrets. The Company has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are comprised by the Owned Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) No Infringement of Owned Company IP. To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i) IP Legal Actions and Orders. As of the date hereof, there is no Legal Action pending or, to the Knowledge of the Company, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its or their current products or services or otherwise by the conduct of the Company’s businesses; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company of such Owned Company IP; or (iii) any claim contesting the Company’s rights with respect to any Licensed Company IP except in the case of clauses (i), (ii) and (iii) for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not subject to any Order that restricts or impairs the use of any Company IP, except (x) for any such Order that is generally applicable to Persons engaged in the businesses engaged in by the Company or (y) where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.
(a) Compliance. The Company is and, since April 1, 2007, has been in compliance with, all Laws or Orders applicable to the Company or by which the Company or any of its respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2007, no Governmental Entity has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Permits. The Company holds, to the extent legally required to operate its respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and, since April 1, 2007, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $100,000, and (b) does not seek material injunctive or other material non-monetary relief. The Company is not subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Needham & Company, LLC (the “Company Financial Advisor”), pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Section 3.11 Related Party Transactions. Except as provided in Section 3.11 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of their respective assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.12 Employee Matters.
(a) Employee Plans. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each material employment (excluding offer letters), severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, consultant or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any material Liability (collectively, the “Company Employee Plans”).
(b) Documents. The Company has made available to Parent correct and complete copies of all Company Employee Agreements with the executive officers of the Company and all material Company Employee Plan documents, if any, in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, and (v) the current summary plan description for each Company Employee Plan.

(c) Employee Plan Compliance. (i) Each Company Employee Plan in the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code, except for any administrative non-compliance which may be corrected pursuant to the IRS’ Employee Plans Compliance Resolution System, and to the Knowledge of the Company, each Company Employee Plan outside of the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened; (iii) the Company has timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Contract between the Company and a Company Employee) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; and (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan.
(d) Plan Liabilities. None of the Company or any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulation relating to employee benefit plans generally.
(e) Certain Company Employee Plans. With respect to each Company Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code:
(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code;
(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;
(iii) no condition or event currently exists that would be reasonably likely to result in any material Liability to the Company or any Company ERISA Affiliate under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation);
(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and
(v) no such plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

(f) No Post-Employment Obligations. No Company Employee Plan currently provides for any Liability of the Company to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law or any Company Employee Agreement.
(g) Plan Audits. There is no pending or, to the Company’s Knowledge, threatened Legal Action relating to a Company Employee Plan, and no Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(h) Section 409A Compliance. From April 1, 2007, to the date hereof, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(i) Health Care Compliance. The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
(j) Effect of Transaction. Section 3.12(j) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that is reasonably likely to become due to any current or former employee of the Company under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All employer and employee contributions that are due with respect to the Company’s 401(k) plan prior to the Closing Date have been made or properly accrued. Except as disclosed in Section 3.12(j) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly, constitute an event under any Company Employee Plan or Company Employee Agreement with respect to any Company Employee that will or is reasonably likely to result in the payment or provision of any benefit in an amount which will or is reasonably likely to be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(k) Employment Law Matters. The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l) Labor. The Company is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred in the last three years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last three years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13 Real Property and Personal Property Matters.
(a) Owned Real Estate. The Company does not have any Owned Real Estate

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good leasehold title to the Leased Real Estate free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not entered into with any other Person any sublease, license or other agreement that is material to the Company, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company thereof leases or licenses, as tenant, any Leased Real Estate.
(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.
(b) The Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
(c) The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15 Material Contracts.
(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of its assets are bound (excluding any Leases):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;
(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) employee of the Company providing for an annual base salary in excess of $75,000;
(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;
(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;
(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement of assets with a fair market value in excess of $50,000;
(vi) any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;
(vii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(viii) any partnership, joint venture or similar Contract that is material to the Company taken as a whole;
(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than (x) accounts receivables and payables and (y) loans;
(x) any employee collective bargaining agreement or other Contract with any labor union;
(xi) any Contract with a customer of the Company providing for annual revenue in excess of $200,000;
(xii) any Company IP Agreement.

(xiii) any other Contract under which the Company is obligated to make payment or incur costs in excess of $75,000 in any year and which is not otherwise described in (or excluded from) clauses (i)—(xii) above; or
(xiv) any Contract which is not otherwise described in (or excluded form) clauses (i)-(xiii) above that provides for annual payments to or from the Company in excess of $75,000 in any year, and listed on Section 3.15(b) of the Company Disclosure Letter.
(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Material Contracts and identifies each subsection(s) of Section 3.15(a) that lists such Company Material Contract. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c) No Breach. (i) Each of the Company Material Contracts is valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.
Section 3.16 Proxy Statement/Prospectus. None of the information included or incorporated by reference in the Proxy Statement/Prospectus, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.17 Rights Agreement. The Rights Agreement has been amended (a copy of which amendment has been provided to Parent prior to the date hereof), such that the execution of this Agreement and the consummation of the transactions contemplated hereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Agreement), (ii) result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable, or (iv) enable the Company to exchange any Rights for Shares pursuant to the Rights Agreement. No Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement) or similar event has occurred or will occur by reason of (a) the adoption, approval, execution or delivery of this Agreement, (b) the public announcement of such adoption, approval, execution or delivery, or (c) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 3.18 Change of Control. Except as set forth in Section 3.18 of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, either alone or in combination with some other event (such as termination of employment) (a) result in any payment (including severance, unemployment compensation, Tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or under any Company Stock Plan, agreement or otherwise, (b) materially increase any benefits otherwise payable under any Company Stock Plan, agreement or otherwise or (c) result in the acceleration of the time of payment, exercise or vesting of any such benefits.
Section 3.19 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company Board has reviewed the opinion of the Company Financial Advisor as part of its process of approving the transactions contemplated by this Agreement.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.
(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the GBCC. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(v) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Form S-4 with the SEC in accordance with the Exchange Act, and such reports under the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Capital Structure. The authorized capital stock of the Parent consists of: (i) 60,000,000 shares of common stock, par value $.10 per share (the “Parent Common Stock”) and (ii) 500,000 shares of preferred stock, par value $.10 per share, of the Company (the “Parent Preferred Stock”). As of the date of this Agreement, (x) 35,074,968 shares of Parent Common Stock were issued and outstanding, (y) no shares of Parent Common Stock were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and through the date hereof. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2007 (the “Parent SEC Documents”). The Parent has made available to Parent all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.
(d) Disclosure Controls and Procedures. The Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Parent required under the Exchange Act with respect to such reports. The Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board and on Section 3.04(d) of the Parent Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Absence of Certain Changes or Events. Since December 31, 2009, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any Parent Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have a Parent Material Adverse Effect.
Section 4.06 Proxy Statement/Prospectus. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement/Prospectus, will, at the date such Proxy Statement/Prospectus is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.07 Financial Capability. Parent has or has access to, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to perform the obligations of Parent and Merger Sub contemplated by this Agreement.
Section 4.08 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.09 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

ARTICLE V
Covenants
Section 5.01 Conduct of Business of the Company. The Company shall, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);
(b) (i) split, combine or reclassify any Company Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;
(c) issue, sell, pledge, dispose of or encumber any Company Securities, other than (i) the issuance of Shares in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (ii) the issuance of Company Equity Awards and the issuance of Shares upon the exercise of such Company Equity Awards (other than directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of Shares upon exercise of any warrant that is outstanding as of the date of this Agreement;
(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees (unless such promotion is required as a result of the departure of an officer or employee and the annual amount to be paid to such newly promoted officer or employee is not higher than the compensation paid to the departed officer or employee), (iv) hire any new employee whose base yearly salary is in excess of $75,000 (unless such hire is required as a result of the departure of an employee and the annual amount to be paid to such new hire is not substantially higher than the compensation paid to the departed employee) or (v) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, except in all cases as required by Law, made as part of any annual renewal of Company Employee Benefit Plans (provided that the terms of such plans remain reasonably consistent with the Company Employee Plans then in existence), or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;
(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise); provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets not being used or being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice and other than with respect to Funded Debt;
(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;
(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $70,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k) (i) settle or compromise any material Tax claim, audit or assessment for an amount in excess of any amounts reserved for such claim, audit or assessment on the Company’s most recent balance sheet included in the Company SEC Documents, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;
(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;
(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 14-2-1132 of the GBCC, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(n) enter into any Contract with a competitor of Parent that is listed on Section 5.01(n) of the Parent Disclosure Letter;
(o) incur any material liability or make any material payment except in the ordinary course of business consistent with past practice, or for transaction expenses paid out of the Company’s cash on hand at or prior to the Effective Time; or
(p) agree or commit to do any of the foregoing.
Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.
(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.
(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain confidentiality agreement dated July 2, 2009, between Parent and the Company (as amended, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.04 No Solicitation.
(a) The Company shall not and shall not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company, to afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 14-2-1112 of the GBCC, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.04(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action could reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least seventy-two (72) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at anytime prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.
Section 5.05 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Shareholder Meeting.
(a) As promptly as practicable following the date of this Agreement, the Company shall prepare (with Parent’s reasonable cooperation) the proxy statement portion of the Proxy Statement/Prospectus and Parent shall prepare (with the Company’s reasonable cooperation) the prospectus portion of the Proxy Statement/Prospectus and file with the SEC a registration statement on Form S-4 (the “Form S-4”). Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Proxy Statement/Prospectus, the Form S-4 or any related matters. The Form S-4 shall not be filed without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned. The Proxy Statement/Prospectus will be included within the Form S-4 filed with the SEC. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of Parent Shares in the Merger as contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock as may be reasonably requested in connection with any such action and in connection with the preparation, filing and distribution of the Form S-4. If at any time prior to the Effective Time any event occurs or information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock.
(b) In addition to their obligations pursuant to Section 5.05(a), Parent and the Company shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “blue sky” laws and Regulations thereunder and provide each other with copies of any such filings. Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement/Prospectus or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be filed without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.
(c) The Company shall (i) take all action in accordance with the federal securities laws, the GBCC, and the Company’s Charter Documents necessary to the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval (and any authority needed to adjourn or postpone the Company Stockholders Meeting) following (x) the date the Form S-4 is declared effective under the Securities Act and (y) the expiration or termination of the waiting period under the HSR Act; provided that no action is pending by any Governmental Entity seeking to enjoin or prevent the consummation of the Merger (such date, the “Antitrust Clearance Date”), and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval (except to the extent the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.04) and, subject to Section 5.04, include in the Proxy Statement/Prospectus the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed in definitive form to the holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to convene the Company Stockholders Meeting promptly after the Antitrust Clearance Date.

(d) Notwithstanding anything to the contrary contained in this Agreement, subject to the Company’s right to terminate this Agreement pursuant to Article VII, the Company may adjourn or postpone the Company Stockholders Meeting solely (i) to ensure that the holders of Company Common Stock are provided with any supplement or amendment to the Proxy Statement/Prospectus sufficiently in advance of the vote to be held at the Company Stockholders Meeting, (ii) if there are insufficient Shares represented (either in person or by proxy) to vote in favor of a proposal to approve and adopt this Agreement or to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iii) from time to time, as may be necessary, to a date or dates that occur subsequent to the Antitrust Clearance Date if the Antitrust Clearance Date has not occurred on the date that is five (5) Business Days prior to the applicable scheduled date of the Company Stockholders Meeting.
Section 5.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Action commenced, or to such party’s knowledge, threatened, against the Company or Parent or any of its Subsidiaries, as applicable, that is related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Company) or Section 6.03(a), Section 6.03(b) or Section 6.03(c) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(a).

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and each person who served as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of or for the benefit of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of six years, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.07(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the prior written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).
(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.
(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.07.
Section 5.08 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).
(b) Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.
(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Afiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.
Section 5.09 Necessary Consents. Prior to Closing, the Company shall use its reasonable best efforts to obtain all reasonably required consents from third parties under the Material Contracts due to the Merger as well as other consents necessary for the operation of the business after the Merger.
Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.11 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.12 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 5.13 Resignation. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and, to the extent requested by the Parent, each officer of the Company, and shall take such other action as is necessary to accomplish the foregoing. For the avoidance of doubt, the parties acknowledge and agree that the resignation by either Mark Adams or Chris Joe in accordance with the preceding sentence shall constitute “With Good Reason” (as such term is defined in the Executive Agreements).
Section 5.14 Certain Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
(b) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time.

Section 5.15 Rights Agreement. Prior to the earlier of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Agreement in any manner or take any other action so as to (a) render the Rights Agreement inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, (b) permit any person or group who would otherwise be an Acquiring Person (as defined in the Rights Agreement) not to be an Acquiring Person, (c) provide that a Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Agreement). The Company and its Board of Directors shall take all action to ensure that the Rights Agreement is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger and the transactions contemplated hereby. Pursuant to the amendment of the Rights Agreement contemplated in Section 3.17 hereof, the rights under the Rights Agreement shall expire immediately prior to the Effective Time.
Section 5.16 Parent Non-Competition. Between the date of this Agreement and the Effective Time, Parent shall not, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any Contract with a competitor of the Company.
Section 5.17 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
Section 5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.19 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NASDAQ prior to the Effective Time.

Section 5.20 Employee Benefits
(a) Immediately following the Effective Time, and for a period of no less than one year thereafter, Parent shall use its best efforts to provide or cause the Surviving Corporation to provide base compensation to Company employees who continue as employees of the Surviving Corporation or any Affiliate on or after the Effective Time (the “Continuing Employees”) so that, at a minimum, the base compensation so provided is reasonably comparable in the aggregate to the base compensation provided by the Company immediately before the Effective Time.
(b) Immediately following the Effective Time: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries, including, without limitation, Parents 401(k) plan (such plans, collectively, the “New Plans”) to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee was eligible to participate immediately before or at any time after the Effective Time (such plans, collectively, the “Old Plans”); (ii) Continuing Employees shall be granted credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility, benefits, and vesting for all benefits; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause all eligible expenses incurred by such employee and his or her covered dependents to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as if such amounts had been paid in accordance with such New Plan; (iv) each Continuing Employee will be required to execute all of Parent’s standard agreements related to his or her employment, including, without limitation, confidentiality and non competition agreement; and (v) each Continuing Employee will be subject to the Parent’s policies related to vacation, sick leave, and paid time off.
Section 5.21 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

ARTICLE VI
Conditions
Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Company Stockholder Approval.
(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.
(c) Form S-4. The Form S-4 (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any “stop order,” and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved.
(d) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
(e) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Georgia) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(f) Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.
Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.02(c) (last sentence), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), and Section 3.02(c) (last sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.04(b) Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.
Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
(a) Representations and warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect, or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d) Officers’ Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(a) and Section 6.03(c).
ARTICLE VII
Termination, Amendment and Waiver
Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.
Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:
(a) notwithstanding any approval of this Agreement by the stockholders of the Company, if the Merger has not been consummated on or before March 31, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
(b) notwithstanding any approval of this Agreement by the stockholders of the Company, if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or
(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained at such meeting.

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 7.03(a); or
(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b).
Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):
(a) if prior to the receipt of the Company Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(a), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b).

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
Section 7.06 Fees and Expenses Following Termination.
(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.
(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 7.02(a) hereof and provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).
(d) If this Agreement is terminated by Parent pursuant to any reason not set forth in Section 7.01, Section 7.02, Section 7.03 or Section 7.04, or if this Agreement is terminated by the Company pursuant to Section 7.04(b), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(e) The Company and Parent acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions the Company, Parent and Merger Sub would not have entered into this Agreement. If any party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company or the Company makes a claim against Parent that results in a judgment against Parent, either the Company or Parent, as applicable, shall pay to other party the reasonable costs and expenses of the other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company or Parent be obligated to pay the Termination Fee on more than one occasion.
(f) Upon payment of the Termination Fee by the Company pursuant to Section 7.06(a), Section 7.06(b) or Section 7.06(c), the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby and the Termination Fee shall be Parent and Merger Sub’s sole and exclusive remedy under this Agreement, provided that nothing herein shall release the Company from liability for breach of the Confidentiality Agreement or fraud. Upon payment of the Termination Fee by Parent pursuant to Section 7.06(d), Parent shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby and the Termination Fee shall be the Company’s sole and exclusive remedy under this Agreement, provided that nothing herein shall release Parent from liability for breach of the Confidentiality Agreement or fraud.

(g) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.
Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.
Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII
Miscellaneous
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Adjustment Event” means the failure of the Company to pay in full, at or prior to the Closing, (i) the Funded Debt out of its cash on hand, (ii) the expenses of the Company Financial Advisor in excess of $650,000 prior to the Closing out of its cash on hand or (iii) all legal fees incurred by the Company in connection with the Company’s obligations under Section 5.05 out of its cash on hand.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” has the meaning set forth in Section 3.03(c).
“Antitrust Clearance Date” has the meaning set forth in Section 5.05(c).
“Book-Entry Shares” has the meaning set forth in Section 2.01(c).
“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Atlanta, Georgia are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01(a).
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificates of Merger” has the meaning set forth in Section 1.03.
“Charter Documents” has the meaning set forth in Section 3.01(b).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).
“Company Balance Sheets” has the meaning set forth in Section 3.04(e).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(d).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.
“Company Employee” has the meaning set forth in Section 3.12(a).
“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.
“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.
“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code.
“Company Financial Advisor” has the meaning set forth in Section 3.10.
“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.
“Company IP Agreements” has the meaning set forth in Section 3.07(d).
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate; (e) any change in the market price for or trading volume of the Company’s publicly-traded stock; (f) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; or (g) the failure of the Company to meet internal or external projections, forecasts or estimates of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Company or independent third parties), or the issuance of revised projections that are not as optimistic as those in existence on the date hereof; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
“Company Material Contract” has the meaning set forth in Section 3.15(a).
“Company Preferred Stock” shall have the meaning set forth in Section 3.02(a).
“Company SEC Documents” has the meaning set forth in Section 3.04(a).
“Company Securities” has the meaning set forth in Section 3.02(b)(ii).
“Company Stock Award” shall mean each restricted unit award and other right, contingent or accrued, to acquire or receive Shares or benefits measured by the value of such shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award plan, other than Company Stock Options.

“Company Stock Option” has the meaning set forth in Section 2.06(a).
“Company Stock Plans” has the meaning set forth in Section 3.02(b)(i).
“Company Stockholder Approval” shall mean the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote to approve this Agreement and the plan of merger in accordance with the GBCC and the Charter Documents.
“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 5.03.
“Consent” has the meaning set forth in Section 3.03(c).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.
“Converted Warrant” has the meaning set forth in Section 2.06(b).
“CS Warrant” means that certain Warrant to Purchase Common Stock dated December 31, 2008 and issued by the Company to CS CF Equity I, LLC.
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Shares” has the meaning set forth in Section 2.02(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.03(a).
“Exchange Fund” has the meaning set forth in Section 2.03(c).
“Exchange Ratio” equals 0.3122; provided, however, that if an Adjustment Event occurs, then the Exchange Ratio shall equal a ratio the numerator of which is the Merger Consideration Value divided by $19.06 and the denominator of which is the number of issued and outstanding Shares immediately prior to the Effective Time. If an Adjustment Event occurs, then the Exchange Ratio is subject to change between the date hereof and the Effective Time.
“Executive Agreements” means that certain Second Amended and Restated Employment Agreement between the Company and Mark Adams dated February 24, 2010, as amended, and that certain Employment Agreement between the Company and Chris Joe dated November 4, 2009.
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.
“Form S-4” shall have the meaning set forth in Section 5.05(a).
“Funded Debt” at any date shall mean the sum of (without duplication) all indebtedness (other than letters of credit, to the extent undrawn) consisting of bankers’ acceptances or indebtedness to any bank for borrowed money.
“GAAP” has the meaning set forth in Section 3.04(b).
“GBCC” has the meaning set forth in Section 1.01.
“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.07(a).
“Indemnifying Parties” has the meaning set forth in Section 5.07(b).
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world (“Copyrights”); (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation (collectively, “Software”); (g) Internet domain names; and in each case of (a) to (f) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any officer or director, after due inquiry.
“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.
“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.
“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.
“Legal Action” has the meaning set forth in Section 3.09.
“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Licensed Company IP” means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any Contract entered into with the sole owner, or one or more joint owner(s), of such Company IP.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
“Mailing Date” has the meaning set forth in Section 2.02(a).
“Maximum Premium” has the meaning set forth in Section 5.07(c).
“Merger” has the meaning set forth in Section 1.01.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Consideration Value” shall equal $65,350,000 minus (i) $5,071,000 with respect to payment for the Company Stock Options as set forth in Section 2.06(a) (which dollar amount shall be proportionally reduced to the extent any such Company Stock Options are exercised, forfeited or cancelled prior to the Effective Time), minus (ii) $947,000 with respect to the conversion of the CS Warrant as set forth in Section 2.06(b) (which dollar amount shall be proportionally reduced to the extent the CS Warrant is exercised, forfeited or cancelled prior to the Effective Time), minus (iii) any Funded Debt owed by the Company as of the Closing Date to the extent not paid by the Company at or prior to the Closing out of its cash on hand, minus (iv) the expenses of the Company Financial Advisor in excess of $650,000 to the extent not paid by the Company at or prior to the Closing out of its cash on hand, minus (v) all legal fees to the special meeting incurred by the Company in connection with the Company’s obligations under Section 5.05 to the extent not paid by the Company at or prior to the Closing out of its cash on hand.
“Notice Period” has the meaning set forth in Section 5.04(d).
“Order” has the meaning set forth in Section 3.09.
“Owned Company IP” means all Company IP that is not Licensed Company IP.
“Owned Real Estate” shall mean any real estate owned by Company, together with all buildings, structures, fixtures and improvements thereon and all of Company’s rights thereto.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” has the meaning set forth in Section 4.03.
“Parent Disclosure Letter” means the disclosure letter, dated the date of this Agreement and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is individually or in the aggregate, materially adverse to (i) the business, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Parent and its Subsidiaries operate; (e) any change in the market price for or trading volume of the Parent’s publicly-traded stock; (f) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; or (g) the failure of the Parent to meet internal or external projections, forecasts or estimates of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Parent or independent third parties), or the issuance of revised projections that are not as optimistic as those in existence on the date hereof; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent that such event, change or effect has a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Parent and its Subsidiaries conduct their businesses
“Parent Preferred Stock” has the meaning set forth in Section 4.03.
“Parent SEC Documents” has the meaning set forth in Section 4.04(a).
“Parent Share” shall mean a share of Parent Common Stock.
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Proposal” means any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission on a Government Contract.
“Proxy Statement/Prospectus” means the proxy statement and prospectus related to the transactions contemplated by this agreement and the Company Stockholders Meeting (as may be amended or supplemented from time to time).
“Real Estate” means the Owned Real Estate and the Leased Real Estate.
“Representatives” has the meaning set forth in Section 5.04(a).
“Restricted Stock Awards” has the meaning set forth in Section 2.06(c).
“Rights Agreement” has the meaning set forth in Section 3.02(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).
“SEC” has the means the United States Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 3.04(a).
“Share(s)” has the meaning set forth in Section 2.01.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.04(d).
“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means $3,500,000.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“U.S. Government” shall mean any United States Governmental Entity, agency or body, including United States Government corporations and non-appropriated fund activities.
“Voting Debt” has the meaning set forth in Section 3.02(c).
Section 8.02 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the Laws of the State of Georgia with respect to matters, issues and questions relating to the Merger or the duties of the Board of Directors of the Company or Merger Sub and (b) the Laws of the State of Delaware with respect to matters, issues and questions relating to the duties of the Board of Directors of Parent and with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal Court of the United States of America sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.
Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
Facsimile:
Attention: Robin Raina

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Carlton Fields, P.A. 1201 West Peachtree Street, Suite 3000 Atlanta, Georgia 30309 Facsimile: 404-815-3415 Attention: Charles M. Harrell, Jr.

If to the Company, to:	A.D.A.M., Inc. 10 10th Street NE, Suite 525 Atlanta, Georgia 30309-3848 Facsimile: Attention:

with a copy (which will not constitute notice to the Company) to:	DLA Piper LLP (US) 1201 West Peachtree Street, Suite 2800 Atlanta, Georgia 30309 Facsimile: Attention: Richard G. Greenstein
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or the Parent Disclosure Letter), the statements in the body of this Agreement will control.
Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.07 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

A.D.A.M., INC.
By	/s/ Robert S. Cramer, Jr.
	Name:	Robert S. Cramer, Jr.
	Title:	Chairman

EBIX, INC.
By	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President and CEO

EDEN ACQUISITION SUB, INC.
By	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President

EXHIBIT A
CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
OF
EDEN ACQUISITION SUB, INC.,
A GEORGIA CORPORATION
MERGING WITH AND INTO
AVALON, INC.,
A GEORGIA CORPORATION
I.
The names and states of incorporation of the merging corporations are Eden Acquisition Sub, Inc., a Georgia corporation (“Eden”), the merged corporation, and Avalon, Inc., a Georgia corporation (“Avalon”), the surviving corporation.
II.
The name of the surviving corporation shall be Avalon, Inc.
III.
Upon the filing of this Certificate of Merger, the Articles of Incorporation of Avalon, the surviving corporation, shall be amended and restated to read in its entirety as set forth on Exhibit A.
IV.
The executed Agreement and Plan of Merger is on file at the principal place of business of Avalon, whose address is: 10 10th Street NE, Suite 525, Atlanta, GA 30309-3848.
V.
A copy of the Agreement and Plan of Merger will be furnished by Avalon, on request and without cost, to any shareholder of any corporation that is a party to the merger.

VI.
The Agreement and Plan of Merger was duly authorized and approved by the board of directors and shareholders of Eden and the board of directors and shareholders of Avalon.
VII.
Pursuant to the Agreement and Plan of Merger, the merger of Eden with and into Avalon shall be effective as of the filing of the Certificate of Merger with the Georgia Secretary of State.
VIII.
A request for publication of a notice of filing of this Certificate of Merger and payment therefor will be made as required by O.C.G.A. § 14-2-1105.1(b).
[SIGNATURES ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the constituent entities have each caused this Certificate of Merger to be executed on their respective behalfs by their duly authorized officers as of                                         , 2010.

AVALON, INC., a Georgia corporation
By:
Name:
Title:

EDEN ACQUISITION SUB, INC., a Georgia corporation
By:
Name:
Title:

Exhibit A
AMEDNED AND RESTATED ARTICLES OF INCORPORATION
OF
AVALON, INC.
ONE
The name of the Corporation is AVALON, INC.
TWO
The Corporation shall have perpetual duration.
THREE
The Corporation shall have authority to be exercised by the Board of Directors to issue not more than 1,000 shares of common stock, no par value.
FOUR
Shareholders shall not have the preemptive right to acquire un-issued shares of the Corporation.
FIVE
The initial registered office of the Corporation shall be at 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30028, Fulton County, Georgia. Thee initial registered agent of the Corporation shall be Robin Raina.
SIX
The incorporator’s name is Charles M. Harrell and the incorporator’s address is Carlton Fields, P.A., 1201 W. Peachtree St. NE, Suite 3000, Atlanta, GA 30309.
SEVEN
The mailing address of the initial principal office of the Corporation is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30028, Fulton County, Georgia.

EIGHT
The following person, having the following mailing address, shall serve as the initial sole director of the Corporation until the first annual meeting of the stockholders of the Corporation or until his successor is elected and qualified:

Robin Raina	5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
NINE
Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action or by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by the shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
TEN
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of a duty care or other duty as a director of the Corporation, except for liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this provision, nor the adoption of any provision of the Articles of Incorporation inconsistent with this provision, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision. If the Georgia Business Corporation Code hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

2

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.
Dated this  _____  day of                     , 20____.

Charles M. Harrell
Incorporator Carlton Fields, P.A. 1201 W. Peachtree St., NE Suite 3000 Atlanta, Georgia 30309

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